Exhibit 10.2

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”) is effective as of September 26, 2014 (the “Effective Date”) by and between Istituti Clinici Scientifici Maugeri S.p.A. SB (assignee of Fondazione Salvatore Maugeri, "FSM"), an organization established under the laws of Italy (“Maugeri”), and Audentes Therapeutics, Inc., a Delaware corporation (“Audentes”), and amends and restates in its entirety that certain License Agreement dated as of the Effective Date by and between Cardiogen Sciences, Inc. (“Cardiogen”) and FSM (the “Original Agreement”).  Each of Maugeri and Audentes are referred to herein as “Party” and together as the “Parties.”

RECITALS

WHEREAS, Dr. Silvia Priori and other researchers employed by FSM have identified certain nucleic acid sequences associated with single mutation arrhythmias that may be useful for the treatment of certain cardiovascular conditions by means of gene therapy;

WHEREAS, FSM has filed patent applications claiming certain methods of treating such conditions by inserting such sequences into cells; and

WHEREAS, under the Original Agreement, Cardiogen obtained a license from FSM to develop and commercialize products based on such methods and related compositions, and certain other sequences related to single mutation arrhythmias that have been or may be identified by or on behalf of FSM in the future; and

WHEREAS, FSM granted such license to Cardiogen based on the assumption that Cardiogen had adequate and necessary skills and resources to utilize such methods and related compositions, as well as to develop and commercialize products based thereon, itself or working with or through sublicensees; and

WHEREAS, Cardiogen issued to FSM 425,000 shares of Cardiogen’s Common Stock, under the Original Agreement;

WHEREAS, Audentes, Cardiogen and certain other parties are party to an Agreement and Plan of Merger dated August 17, 2015 (the “Merger Agreement”), pursuant to which Audentes acquired all of the outstanding shares of Cardiogen’s capital stock and Cardiogen became a subsidiary of and merged into Audentes (the “Transaction”);

WHEREAS, in connection with the Transaction, Audentes issued to FSM an aggregate of 115,881 shares, (which, effective as of July 7, 2016, in connection with Audentes’ pending initial public offering, became 51,968 shares following a 2.22977 -to-one reverse stock split), of Audentes’ common stock in satisfaction of Cardiogen’s obligations under the Original Agreement;

WHEREAS, in connection with the Transaction, Cardiogen assigned the Original Agreement to Audentes;

WHEREAS FSM was wound up under a closure agreement of creditors (i.e. concordato preventivo under the Italian Law). Under such closure agreement among creditors, all healthcare-related assets of FSM, including all the assets related to the Original Agreement, were assigned to Maugeri, which was specifically created for the purpose.

WHEREAS, Maugeri and Audentes are parties to that certain Sponsored Research Agreement effective on January 1, 2016 (the “Sponsored Research Agreement”); and

WHEREAS, Maugeri and Audentes desire to amend certain terms of the Original Agreement, and to restate the Original Agreement, as so amended, in its entirety in this Agreement, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.Definitions

1.1.“Affiliate” means any company or entity controlled by, controlling or under common control with a Party.  As used in this Section 1.1, “control” means (a) that an entity or company owns directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.2.“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.3.“Calendar Year” means a twelve (12) month period ending on the last day of December.

1.4.“Combination Product” means a Product that includes an Other Component.

1.5.“Confidential Information” has the meaning given to such term in Section 6.

1.6.“CPVT” means catecholaminergic polymorphic ventricular tachycardia.

1.7.“FDA” means the Food and Drug Administration of the United States, or the successor thereto.

1.8.“Field” means treatment, prevention or amelioration of diseases or conditions in humans or other animals.

1.9.“Improvement IP” means all intellectual property rights in (or claiming or covering) Improvements, including without limitation (i) all patent applications filed claiming Improvements, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (ii) any and all patents that have issued or in the future issue from the foregoing patent applications, (iii) any and all reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications, and (iv) all international counterparts of any of the foregoing.

1.10.

*Confidential Treatment Requested.

“Improvements” means Information and any other form of intellectual property or technology discovered, identified or developed by or on behalf of Maugeri within the scope of the Sponsored Research Agreement, including during the [*] of the Sponsored Research Agreement.  Improvements shall include all of Maugeri’s right, title and interest in and to all Study Inventions (as defined in the Sponsored Research Agreement).

1.11.“Information” means any and all information, data, know-how, processes, manufacturing processes, trade secrets, inventions, discoveries (whether or not patentable), inventions (whether or not patentable), developments, results, techniques (including without limitation manufacturing techniques) and chemical, physical or biological materials.

1.12.“Licensed IP” means the Maugeri Existing IP and the Improvement IP.

1.13.“Maugeri Existing IP” means (i) those patents and patent applications covering methods of treating recessive CPVT that are set forth on Exhibit A, (ii) all patent applications filed claiming priority from such patent applications, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications, (iv) any and all reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications, and (v) all international counterparts of any of the foregoing.

1.14.“Net Sales” means, collectively, the gross invoiced sales price of all Products sold by Audentes, or its Affiliates or Sublicensees, of the Product (each, a “Seller”) to Third Party purchasers after deduction of the following items whether currently in effect or which become effective during the Term as they pertain to the Products, if and to the extent they are included in the gross invoiced sales price of the Product or otherwise directly incurred by the Seller with respect to the sale of the Product, and not otherwise deducted in computing other amounts hereunder:

(a)any and all normal and customary trade, prompt payment, cash and quantity discounts, customary allowances actually granted to purchasers of a Product for returns and recalled Product (including in connection with Product withdrawals, expired Product and Product recalls), chargeback and reporting fees paid to wholesalers and other distributors, allowances to end users participating in incentive programs, rebates and other credit adjustments based upon shipping discrepancies and order errors;

(b)administrative fees to managed health care organizations;

(c)freight expenses for shipping Product in finished package form (including insurance) to such purchasers, including without limitation the costs of export licenses, shipping, postage and handling charges;

(d)any taxes and tariffs or duties paid, absorbed or allowed that are paid on sales of Product in finished package form, (excluding income taxes);

(e)amounts invoiced for Products that are not paid, to the extent calculated in accordance with generally accepted accounting principles.

Sales to a Third Party distributor of such Product in any given country shall be considered a sale to a Third Party purchaser.  Sale or transfer to an Affiliate or Sublicensee for resale by such Affiliate or Sublicensee shall not be considered a sale for the purpose of this provision, but the resale by such Affiliate or Sublicensee to a Third Party shall be a sale for such purposes.

Notwithstanding the foregoing, in the event a Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)If the Product (without such Other Component) and the Other Component(s) contained in the Combination Product each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Product (without such Other Component) sold separately in the same formulation and dosage, and B is the sum of the average gross selling, prices in such country of such Other Component(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii)If the Product (without such Other Component) is sold independently of the Other Component(s) contained in the Combination Product in such country, but the average gross selling price of such Other Component(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Product (without such Other Component) sold independently and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iii)If the Other Component(s) contained in the Combination Product are sold independently of the Product (without such Other Component) in such country, but the average gross selling price of such Product (without such Other Component) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the average gross selling price in such country of such Other Component(s) and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iv)If the Product (without such Other Component) contained in the Combination Product and Other Component(s) contained in the Combination Product are not sold separately in such country, or if they are sold separately but the average gross selling price of neither such Product (without such Other Component) nor such Other Component(s) can be determined in such country, Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties.

1.15.“Other Component” means any therapeutically active pharmaceutical ingredient that is not covered or claimed by, or is not included in, the Licensed IP or Improvements, or any proprietary delivery device or other proprietary delivery means (including without limitation a viral vector).

1.16.“Patent” means any and all patents, inventor certificates, patent applications (including provisionals, divisionals, continuations and continuations in part), patents issuing from any applications, reissues; reexaminations, extensions and supplemental protection certificates, and all foreign cognates of the foregoing.

1.17.“Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.18.“Phase III Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.19.“Product” means any product, the manufacture, use or sale of which (i) would infringe, but for a license thereunder, a Valid Claim of a patent application (determined as if such application were then issued) and/or a patent included in the Maugeri Existing IP or the Improvement IP, or (ii) would use or incorporate, or is based on, Improvements or the inventions claimed in the Maugeri Existing IP or the Improvement IP.

1.20.“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, with jurisdiction over the manufacture, distribution, use or sale of Product in the applicable jurisdiction in the Territory.

1.21.“Seller” has the meaning given to such term in Section 1.14.

1.22.“Sublicensee” means any Third Party to whom Audentes has granted (a) a sublicense under the Maugeri Existing IP and Improvement IP, (b) the right to distribute or sell any Product, if such Third Party is obligated to make payments to Audentes in exchange for the grant of such rights (and is not an individual person who is a sales representative of Audentes), (c) a covenant not to sue or other legal right having an effect similar to either of (a) or (b), or (d) an option for either of (a) or (b).  “Sublicense” shall be interpreted accordingly.  For the avoidance of doubt, a distributor shall not be considered a Sublicensee.

1.23.“Term” has the meaning given to such term in Section 8.1.

1.24.“Territory” means worldwide.

1.25.“Third Party” means any Party other than Maugeri or Audentes or their respective Affiliates.

1.26.“Valid Claim” means a claim of an issued and unexpired Patent that (a) has not been revoked, declared unenforceable or unpatentable, or held invalid by a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (b) has not been admitted to be or rendered invalid or unenforceable through reissues, disclaimer or otherwise, and (c) has not been finally cancelled, withdrawn, abandoned or rejected by any governmental agency of competent jurisdiction.

2.Development and Commercialization

Development

.  Audentes shall conduct and be solely responsible for all development of the Products in the Field in the Territory, at Audentes’ expense.  Audentes shall be solely responsible for all correspondence with Regulatory Authorities regarding the Products in the Field in the Territory, and all activities associated therewith, at Audentes’ sole responsibility and expense.  Within [*] days after the end of each Calendar Year, Audentes shall provide Maugeri with an annual written report summarizing Audentes’ development activities under this Agreement and the development activities of its Affiliates and Sublicensees.

*Confidential Treatment Requested.

Manufacturing; Commercialization

.  Audentes shall be solely responsible for, and shall have sole responsibility and decision-making authority over all aspects of all manufacturing and commercial activities for the Product in the Field in the Territory, including the manufacturing, supply, marketing, promotion, sales and distribution of the Products in the Field in the Territory, at Audentes’ expense.  Within [*] after the end of each Calendar Year following the first commercial sale of Products in the Territory, Audentes shall provide Maugeri with an annual written report summarizing the commercial activities of Audentes, its Affiliates and Sublicensees under this Agreement.  Further, within [*] days following the end of each Calendar Year following the first commercial sale of a Product in the Territory hereunder, Audentes shall provide Maugeri with a separate written report of Net Sales of all Products during such Calendar Year.

Disclosure of Improvements

.  From time to time, as long as this Agreement is in full force and effect and Audentes is fully performing its obligations thereunder, Maugeri would transfer to Audentes Information regarding the Improvements as necessary to enable Audentes to practice the license set forth above, including with respect to the manufacture and commercialization of the Products, under the terms and conditions embodied in the Agreement.

Diligence by Audentes

.  Audentes shall use commercially reasonable efforts to develop and obtain marketing approval for at least one (1) Product and after receiving regulatory approval for such Product in a given country, commercialize such Product in such country, using efforts that are in no event less than those Audentes uses to develop its other products of similar nature and market potential. If Maugeri in good faith believes that Audentes is in material breach of its obligations under this Section 2.4, Maugeri shall promptly notify Audentes of such breach in writing. Audentes shall have [*] thereafter to cure any such material breach (or, if such breach is not curable within [*], Audentes shall commence promptly good faith efforts to cure such breach, develop in consultation with Maugeri a reasonable plan and timeline for curing such material breach, and shall continue to use diligent efforts to cure such material breach in a timely manner (and in any event will cure such material breach within [*]).  If Audentes fails to timely cure its material breach within such [*] period, or to comply with the foregoing parenthetical if applicable (including without limitation to timely cure within [*] days its material breach that is not curable within [*]), then Maugeri may terminate this Agreement immediately by written notice as set forth in Section 8.3(a) (without regard to any other cure periods contained in such Section 8.3(a)).

*Confidential Treatment Requested.

Abandonment

.  If Audentes notifies Maugeri in writing of its decision to abandon its efforts to develop (whether on its own or through Sublicensees) (and other than as a result of safety or efficacy issues) Products with respect to inherited arrhythmias (any such notice, a “Notice”), then: (i) all rights in and to the Licensed IP and Improvements will revert to Maugeri solely with respect to the abandoned indication; and (ii) for a period of [*] days after the date of the Notice (“Option Period”), Maugeri shall have an option to obtain a license under Audentes’ rights to any Audentes Program IP to develop, make, have made, use, sell, offer for sale, market, export and import in the Territory the Products that were being developed by Audentes as of the date of the Notice (“Option”). Maugeri may exercise the Option by providing written notice to Audentes at any time during the Option Period.  If Maugeri elects to exercise the Option, Audentes will for a period of at least [*] days negotiate in good faith with Maugeri the terms and conditions for a license agreement with respect to the Audentes Program IP on customary and reasonable terms consistent with this Agreement (including this Section 2.5).  For purposes of this Section 2.5, “Audentes Program IP” means any patents or patent applications solely owned by Audentes as of the date of the Notice and that cover the development and/or commercialization of the Products that were being developed by Audentes as of the date of the Notice.

3.License Grant

License Grant to Audentes

.  Subject to and conditioned upon the terms and conditions of this Agreement, Maugeri hereby grants to Audentes an exclusive license (with the right to sublicense, through one or multiple tiers) under Maugeri’s rights in the Maugeri Existing IP, Improvements and the Improvement IP, to develop, make, have made, use, sell, offer for sale, market, export and import Products in the Field in the Territory.

Sublicenses by Audentes

.  Any sublicense shall be consistent with and subject to the terms and conditions of this Agreement, and shall incorporate terms and conditions sufficient to enable Audentes to fully comply with this Agreement.  Audentes shall be and remain jointly responsible for the performance and actions of Sublicensees as if such performance or actions were performed by Audentes under this Agreement, including without limitation those actions which, if performed by Audentes, would be a breach of Audentes’ obligations under this Agreement.

4.Compensation

4.1.Milestone Payments.  Subject to the terms and conditions of this Agreement, Audentes shall pay to Maugeri the respective milestone payments set forth below, for the first Product to achieve each of the milestones set forth below. Audentes shall notify Maugeri in writing within [*] following the achievement of each milestone event set forth in this Section 4.1, and shall make the appropriate milestone payment within [*] after the achievement of such milestone event.  The milestone payments set forth in this Section 4.1 shall be payable one time only. In no event will any milestone payment be paid more than once, even if additional Products subsequently achieve the same milestone.

Milestone	Milestone Payment
First patient dosed with the first Product in a Phase II Clinical Trial	[*]
First patient dosed with the first Product in a Phase III Clinical Trial	[*]
FDA marketing approval for the first Product	[*]

Royalties

.

*Confidential Treatment Requested.

(a)

Subject to Sections 4.2(b) and 4.3, Audentes shall pay Maugeri royalties equal to [*] percent ([*]%) of aggregate annual Net Sales of Products, on a country by country and Product by Product basis, in each country in which Product is covered by a Valid Claim of a patent included in the Licensed IP.  The royalties due to Maugeri pursuant to this Section 4.2(a) shall be payable on a country-by-country and Product-by-Product basis until the expiration of the last Valid Claim covering such Product in such country.

(b)

lf, in connection with the manufacture, use, or commercialization of a Product, Audentes is obligated to make payments to any Third Parties, then Audentes may offset against the royalty owed to Maugeri for that Product [*] percent ([*]%) of those amounts payable to such Third Parties, provided that in no event would any such offsets result in reducing royalties due to Maugeri pursuant to Section 4.2(a) to less than [*] percent ([*]%) of annual aggregate Net Sales of Products by Audentes, its Affiliates and Sublicensees.

Sales of Product Subject to Royalties

.  Sales of Product between Audentes its Affiliates, and Sublicensees shall not be subject to royalties hereunder.  Royalties shall be calculated on Audentes’, its Affiliates’ and Sublicensees’ sales of the Products to a Third Party.  Royalties shall be payable only once for any given sale of Product.  For purposes of determining Net Sales, the Product shall be deemed to be sold when invoiced.  Net Sales shall not include, and no royalties shall be payable on, transfers of Products that are used as samples or in clinical trials or other transfers or dispositions for pre-clinical, clinical or regulatory purposes.

Royalty Payments

.  Royalties due pursuant to Section 4.2 shall be payable [*].  Audentes shall delivery a written report to Maugeri within [*] after the end of each [*] that shows, with respect to each country and each Product, the sales volume, gross sales amount, Net Sales calculated pursuant to Section 1.16 and the exchange rate for each currency.

Records Retention, Audit

.

Records Retention

.  Audentes shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate records or books of account in accordance with United States generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to the sale of such Product.  Such books and records shall be retained by Audentes, its Affiliates and Sublicensees for [*] after the end of the period to which such books and records pertain.  Audentes shall require its Sublicensees to report to Audentes their calculations of Net Sales of Products to Audentes in a manner consistent with this Agreement.

(b)Audit.  Upon the written request of Maugeri, Audentes shall, and shall cause its Affiliates to permit a certified public accountant associated with an independent accounting firm designated by Maugeri and reasonably acceptable to Audentes to inspect, during regular business hours and no more than once a year and going back no more than [*] preceding the current year, all or any part of Audentes’ and/or of the Affiliate’s and/or the Sublicensee’s records and books necessary to check the accuracy of the royalties paid.  The accounting firm shall enter into appropriate obligations with Audentes to treat all information it receives during its inspection in confidence.  The accounting firm shall disclose to Maugeri if applicable) and Audentes only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to Maugeri.  The cost of such review, including the charges of any accounting firm, shall be paid by Maugeri, except that if the royalties have been understated by more than [*] ([*]%), the costs shall be paid by Audentes.

*Confidential Treatment Requested.

Mode of Payment

.  All payments set forth in this Article shall be remitted by wire transfer to the bank account of Maugeri or such other account as Maugeri may designate in writing to Audentes.

Currency

.  All amounts payable under this Agreement are in U.S.  Dollars and all payments required under this Agreement shall be made in U.S.  Dollars.  Net Sales in currencies other than U.S.  Dollars shall be converted to U.S.  Dollars using the actual quarter end exchange rate for such month for converting the applicable currency into U.S.  Dollars, as such rate is reported in the Wall Street Journal.  The currency conversion method used by Audentes shall be subject to audit by Maugeri as provided in Section 4.5.

Interest on Late Payment

.  Any amounts not paid by Audentes when due shall be subject to interest from and including, the date payment is due, through and including the actual date of payment by Audentes, at a rate equal to the sum of [*] ([*]%) plus the prime rate of interest quoted in the Wall Street Journal (West Coast edition) calculated daily on the basis of a 365-day year, or if such edition is unavailable, a similar reputable data source.

Taxes

.  The royalties and other payments payable by Audentes to Maugeri pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by applicable law.  Each Party shall be responsible for paying any and all taxes (other than withholding taxes required to be paid under this Agreement by Audentes) levied on account of, or measured in whole or in part by reference to, any income it receives.  Each Party shall be responsible for any sales taxes or similar taxes imposed on any goods or services provided to it.  If Audentes is required to withhold taxes for any Payment by virtue of the statutes, laws, codes or governmental regulations of a country in which the Product is sold, then Audentes will make such payment of withholding taxes.  Any withholding tax so paid by Audentes shall be deducted from the gross amount due to Maugeri, so that the amount paid to Maugeri is net of such withholding tax.

Audentes shall provide Maugeri with a statement of such withholding tax and the original copy of the tax receipt or tax certificate for the withholding tax paid.  Audentes shall fully cooperate with Maugeri, and provide any assistance and documentation necessary or helpful to secure a lower rate of withholding tax under any applicable tax treaties.  Audentes also agrees to provide Maugeri with such assistance as may be reasonably requested by Maugeri to enable Maugeri to claim a refund and/or credit for such withholding tax.  Audentes shall indemnify Maugeri for all claims and liability arising from Audentes’, its Affiliates or Sublicensee’s failure to support or pay any such withholding taxes, including customs, duties, levies, tariffs or similar charges and not arising from any inaccurate or incomplete information provided by Maugeri with respect thereto.

5.Intellectual Property

Ownership of Licensed IP and Improvements; Disclosure

.  Notwithstanding anything to the contrary in this Agreement, as between the Parties, Maugeri shall remain the sole owner of the Licensed IP and the Improvements. Maugeri shall notify Audentes in writing promptly after becoming aware of any patentable Improvement.

Patent Applications and Patents within the Licensed IP

.  Audentes shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications related to a patentable Improvement and the Maugeri Existing IP. Audentes shall advise Maugeri no later than [*] after disclosure of an Improvement by Maugeri whether it intends to prepare, file and prosecute a patent application related to such Improvement. If Audentes declines to file and prosecute a patent application for a patentable Improvement in any jurisdiction, Maugeri may do so at its sole cost, provided, however, Maugeri shall not file or prosecute a patent application when Audentes has demonstrated to Maugeri that the filing or prosecution of such patent application would be prejudicial to the optimization of such Improvement. Audentes shall give Maugeri an opportunity to review the text of each patent application for an Improvement before filing, and shall supply Maugeri with a copy of such application as filed, together with notice of its filing date and serial number. Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section.

*Confidential Treatment Requested.

5.3.Infringement By Third Parties.

Notification; Process

.  Audentes and Maugeri shall each promptly notify the other in writing if it learns of any actual, alleged or threatened infringement or violation of patent applications and patents within the Maugeri Existing IP and Improvement IP by a Third Party in the Territory.  Audentes would have the first right to enforce patents included in the Maugeri Existing IP and Improvement IP against infringement arising from the development, manufacture or commercialization of products competitive with a Product in the Field in the Territory, at Audentes’ sole expense, in consultation with Maugeri.

(b)If Audentes does not initiate an infringement action or otherwise abate any such actual, alleged or threatened Third Party infringement of patent applications and patents within the Maugeri Existing IP and Improvement IP in the Field in the Territory within [*] (or shorter time if required by applicable law) of the later of (i) receiving notification from Maugeri under this Section 5.3 of such infringement, (ii) sending notice to Maugeri under this Section 5.3 of such infringement, or (iii) a written request from Maugeri to take action with respect to such infringement, or if such infringement is outside the scope of Audentes’ first right to take action as provided above, then Maugeri shall have the right, but not the obligation, at its own expense, to bring suit (or take other appropriate legal action) against any such actual, alleged or threatened infringement of patent applications and patents within the Maugeri Existing IP and Improvement IP by a Third Party in the Field in the Territory, including the defense and settlement thereof (subject to Section 5.4 below).

(c)In the event either Party brings an infringement action related to patent applications and patents within the Maugeri Existing IP and Improvement IP, the other Party shall provide reasonable assistance (at the expense of the Party bringing such infringement action) and authority to file and bring the action, including, if required to bring such action, being joined as a party plaintiff; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any of its property to the other Party or a Third Party to confer standing on a Party hereunder.  In addition, if either Party brings an infringement action hereunder, the other Party shall have the right to be represented separately in such action by counsel of its own choice, at its own expense.

5.4.Recoveries.  Any recovery realized as a result of such suit, claim or action or related settlement shall first be applied to reimburse the costs and expenses of the Party initiating the action in connection with such action, and then (to the extent not already reimbursed by the initiating Party) to reimburse such costs and expenses of the other Party, and then any remaining amounts shall be split as follows: (i) if any portion of any such remaining amounts represents recoveries in relation to infringement other than infringement in the Field in the Territory, such portion shall be allocated to Maugeri; (ii) if Audentes is the initiating party, then the rest of the remaining recovery shall be allocated to Maugeri in an amount equal to the royalty that would have been payable to Maugeri under Section 4.2 if Audentes had made Net Sales equivalent to the actual sales that underlie the remaining recovery, with the remaining portion of the remaining recovery being allocated to Audentes.

5.5.Settlements.  Neither Party may enter into any settlement or consent judgment or other voluntary final disposition of a suit under this Article without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.

6.Confidentiality

6.1.Treatment of Confidential Information.  A Party receiving or gaining access to Confidential Information, as defined below, (the “Receiving Party”) of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information to the same extent the Receiving Party maintains its own proprietary information (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.  As used herein, “Confidential Information” shall mean all Information, and other information and materials, received by the Receiving Party from the Disclosing Party pursuant to this Agreement or designated Confidential Information hereunder.  A Party shall have no non-disclosure or non-use obligations under this Article with respect to any portion of any Confidential Information which: (i) is generally known or available to the public through no act or failure to act on the part of the Receiving Party; or (ii) was known to the Receiving Party as shown by its written records, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; or (iii) is subsequently disclosed to the Receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; or (iv) has been independently developed by the Receiving Party without the aid, application or use of Confidential Information or any other breach of this Article as shown by the Receiving Party’s written records.

6.2.Permitted or Required Disclosures.  A Party shall have no non-disclosure obligation under this Article with respect to any portion of Confidential Information which is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; and provided that (a) the Disclosing Party is notified reasonably in advance of such disclosure by the Receiving Party and (b) the Receiving Party cooperates as reasonably requested with the Disclosing Party in attempting to obtain confidential or other protective treatment of such Confidential Information.  In addition to the foregoing, either Party may disclose Confidential Information of the other Party under this Agreement to the extent such disclosure is reasonably necessary in filing, prosecuting or maintaining Patents, prosecuting or defending litigation, enforcing rights and/or obligations under this Agreement, or conducting pre-clinical or human clinical testing of Products, in each case consistent with the other terms and conditions of this Agreement.  Additionally, each Party will have the right to disclose the Confidential Information of the other Party as required by applicable laws, rules or regulations or the rules of a securities exchange.

No Use of Names

.  Neither Party shall use the name of the other Party for publicity, advertising or any other commercial purposes without the prior written approval of the other Party, except and solely to the extent required by law, rule or regulation or rules of a securities exchange.

Terms of the Agreement

.  The Parties agree that the material terms of this Agreement will be considered Confidential Information of both Parties.  Notwithstanding the foregoing, each Party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential or actual counsel, consultant, tax or accounting advisor, investor, Sublicensee (as to Audentes), acquirer, banker or investment banker, provided that such Party shall receive an adequate binder of confidentiality consistent and substantially similar to the terms contained in this Agreement (including this Article).  Additionally, each Party will have the right to disclose the terms of this Agreement as required by applicable laws, rules or regulations or the rules of a securities exchange.

Survival of Confidentiality

.  All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall continue indefinitely until such time as the information that is subject to such obligations no longer comprises Confidential Information under one of the exceptions set forth in Section 6.1.

7.Representations and Warranties

Mutual Representations and Warranties

. Maugeri and Audentes each represent, warrant and covenant to the other that: (a) it has the authority and right to enter into and perform this Agreement; (b) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound; (c) it shall comply in all material respects with all laws, rules, regulations and other governmental requirements applicable to its actions under this Agreement; and (d) no consent of any Third Party is required for either Party to grant the licenses and rights granted to the other Party under this Agreement and/or to perform its obligations hereunder.

Maugeri Representations and Warranties

. Maugeri hereby represents and warrants to Audentes as of the Effective Date as follows:

(a)Maugeri will not during the Term of this Agreement grant any right to any Third Party under the Maugeri Existing IP, Improvements and Improvement IP that would conflict with any of the rights granted to Audentes under this Agreement;

(b)Maugeri has not received any notices or communications as of the Effective Date that the development, manufacture, use, sale, exportation or importation of the Licensed IP and/or Product would infringe any, intellectual property rights of any Third Party in the Territory.

(c)Maugeri has all rights necessary to grant to Audentes the rights Maugeri purports to grant to Audentes pursuant to this Agreement.

Disclaimer of Warranty

.  Each Party acknowledges that the other Party cannot assure the safety, usefulness or efficacy of any Product for any use.  EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND HEREBY EXPRESSLY DISCLAIMS) ANY WARRANTY CONCERNING ITS PATENT RIGHTS OR INFORMATION LICENSED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE VALIDITY OR SCOPE OF ITS PATENT RIGHTS OR THAT PRODUCTS WILL BE FREE FROM INFRINGEMENT OF THE PATENT RIGHTS OF THIRD PARTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND HEREBY EXPRESSLY DISCLAIMS) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY TECHNOLOGY, COMPOUND, API OR PRODUCT.

No Consequential Damages

.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE; HOWEVER, THE FOREGOING SHALL NOT APPLY TO EITHER PARTY’S OBLIGATIONS UNDER SECTION 6 (CONFIDENTIALITY) AND SECTION 9 (INDEMNIFICATION).

8.Term and Termination

Term

.  This Agreement shall become effective on the Effective Date and shall remain in effect unless earlier terminated as provided in Sections 8.2 or 8.3 below (the “Term”).

Termination by Audentes

.  Audentes may terminate this Agreement in its entirety at any time upon [*] prior written notice to Maugeri, subject to Sections 8.4 and 8.5 below.

*Confidential Treatment Requested.

Termination by Either Party

.

Termination for Breach

.  Except as otherwise provided in Section 2.4 with respect to an alternative cure period, if either Party believes that the other Party is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party.  In such notice the non-breaching Party shall identify the actions or conduct that such Party would reasonably consider to be an acceptable cure of such material breach.  The allegedly breaching Party shall have [*] from such notice to cure such material breach, or [*] from such notice if such breach consists of a failure to pay any monies due and payable to the other Party hereunder (in each case, the “Cure Period”).  If the Party receiving notice of material breach fails to cure such breach (including with respect to any breach of Audentes’ obligations under Section 2.4) within the applicable Cure Period, the Party originally delivering the notice may terminate this Agreement effective immediately on or after the end of the Cure Period by written notice to the other Party.

b) Termination for Insolvency.  Either Party may terminate this Agreement by written notice to the other Party if such other Party files or institutes any bankruptcy, liquidation or receivership proceedings, or if such other Party makes an assignment of a substantial portion of the assets of such other Party for the benefit of its creditors; provided, however, that, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] days after the filing thereof.

Effect of Termination

.  Except in the case where Audentes terminates this Agreement pursuant to Section 8.3(a) for Maugeri’s uncured material breach, upon the effective date of any termination of this Agreement, all licenses granted by Maugeri to Audentes pursuant to Article 3 shall automatically terminate and Audentes as well as the Affiliate shall immediately cease conducting any and all activities under such licenses.  Upon the effective date of any termination of this Agreement, all sublicenses granted by Audentes under this Agreement shall survive and automatically become direct licenses from Maugeri to the Sublicensee, provided that (a) the Sublicensee shall have no greater rights to the Licensed IP than Audentes would otherwise have under this Agreement, and (b) Maugeri shall have no greater obligations to such Sublicensee than it would otherwise have under this Agreement; (c) the terms and conditions of the sublicense shall otherwise not be in conflict with this Agreement. Termination of this Agreement by either Party for any reason whatsoever shall have no effect on the Sponsored Research Agreement.

Inventory

.  After any termination of this Agreement, Audentes and its Affiliates shall be entitled to sell all of their finished inventory of Products in existence on the date of any such termination, subject to payment to Maugeri of royalties pursuant to Section 4.2 above.  Notwithstanding the foregoing, however, in no event shall Audentes or its Affiliates be entitled to manufacture any new inventory of Products from and after the effective date of such termination.

Bankruptcy Rights

.  In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code.  The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

Survival

.  The following provisions shall survive any termination of this Agreement: Sections 1, 4.5, 4.9, 5, 6, 7, 8.4, 8.5, 8.6, 8.7, 9 and 11.  Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  The remedies provided under this Article are cumulative, and are not exclusive of other remedies available to a Party in law or equity.

9.Indemnification

By Audentes

.  Audentes hereby agrees to indemnify, defend and hold harmless Maugeri and its Affiliates, and their respective officers, directors, agents and employees (“Maugeri Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) resulting from (a) the development, marketing, use, manufacture, handling, storage, transport, distribution, sale or other disposition of the Products by Audentes, its Affiliates, agents or Sublicensees; (b) Audentes’ breach of any of its obligations, covenants, representations or warranties under this Agreement; and/or (c) the negligence or wrongdoing of Audentes and/or any of its Affiliates, Sublicensees, agents, representatives, consultants and/or employees under this Agreement, except to the extent Maugeri is obligated to indemnify Audentes for such Losses pursuant to Section 9.2.

By Maugeri

.  Maugeri hereby agrees to indemnify, defend and hold harmless Audentes, its Affiliates, and their respective officers, directors, agents and employees from and against any and all Losses resulting from: (a) Maugeri’s breach of any of its obligations, covenants, representations or warranties under this Agreement; and (b) the negligence or wrongdoing of Maugeri and/or any of the Maugeri Indemnitees under this Agreement; except to the extent Audentes is obligated to indemnify Maugeri for such Losses pursuant to Section 9.1.

Notice and Procedures

.  In all cases where one Party seeks indemnification by the other under this Article, the Party seeking indemnification shall promptly notify the indemnifying Party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit.  The indemnifying Party shall have the right to control the defense, with counsel of its choice, provided that the non-indemnifying Party shall have the right to be represented by advisory counsel at its own expense.  The indemnifying Party shall not settle or dispose of the matter in any manner which could negatively and materially affect the rights or liability of the non-indemnifying Party without the non-indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed.

10.Insurance.

Coverages

.  Audentes shall obtain and maintain (or shall ensure that its Affiliates and Sublicensees obtain and maintain, as applicable), at its or their own expense, the following insurance coverages:

Clinical Trials Liability

.  From the date of initiation of the first clinical trial in the Territory by Audentes, its Affiliates or Sublicensees and continuing for the remainder of the Term of this Agreement, coverage insuring against claims for bodily injury and property damage arising out of clinical trials, with coverage and limits that at a minimum comply with statutory/country requirements where the trials will be performed.

(b)General Liability.  Within [*] after the closing of Audentes’ Series A financing, and continuing for the remainder of the Term of this Agreement, general liability insurance (including excess liability insurance) insuring against claims arising anywhere in the world, with cumulative minimum limits of not less than $[*].

*Confidential Treatment Requested.

(c)Products Liability.  Prior to the first distribution of the Product by Audentes, its Affiliates or Sublicensees for any human use, whether clinical, commercial or noncommercial, and continuing for the remainder of the Term of this Agreement products liability insurance insuring against claims arising anywhere in the world, with initial minimum limits of not less than $[*], with such minimum limits increased to not less than $[*] at the first annual policy renewal subsequent to the first Calendar Year in which Net Sales of Product exceed in the aggregate $[*].

11.General

Governing Law; Arbitration

.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, U.S.A., without regard to its or any other jurisdiction’s choice of law rules that would result in the application of the laws of any state other than the State of California, U.S.A.

Exclusive Dispute Resolution Mechanism

.  The Parties agree that the procedures set forth in this Section 11.1 shall be the exclusive mechanism for resolving any dispute, controversy, or claim (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder, or relating to the interpretation or application of this Agreement, that are not resolved through good faith negotiation between the Parties.

Discussion of Officers

.  Any Disputes shall be submitted initially by either Party for resolution by the Chief Executive Officer (or equivalent) of Audentes and the Chief Executive Officer (or equivalent) of Maugeri, who shall meet and discuss such matter within [*] after a Party proposes that such officers meet to discuss such matters.  In the event such officers do not resolve such dispute within [*] days after they first meet, then either Party may submit such issue for resolution by binding arbitration in accordance with Section 11.1(c).

(c)Arbitration.

(i)All disputes arising out of or in connection with this Agreement, including those concerning its validity, interpretation, performance and termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.  In addition to the said Rules, the arbitration shall be regulated in accordance with the following rules:

(1)arbitration shall be governed by the Law of California, USA;

(2)arbitration shall take place in Paris;

(3)arbitration shall be carried out in English.

(ii)Within [*] after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience at a senior executive level to conduct the arbitration.  If the Parties do not agree on a single neutral arbitrator within [*] after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience at a senior executive level to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any all unresolved issues subject to the arbitration.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within [*] after the final hearing before the panel.

*Confidential Treatment Requested.

(iii)The arbitrators shall permit reasonable discovery and submission of evidence so as to allow, the Parties to submit to the arbitrators all salient facts.  The decision or award of the arbitrator(s) shall be final and binding, and may be used as a basis for judgment thereon in any jurisdiction.  The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including without limitation attorney’s fees, to the prevailing Party.  Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award punitive, special, consequential, or any other similar form of damages.

(iv)Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

(v)Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, inventorship and enforceability of one or more patent applications or, patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the patent application or patent in question.

(vi)All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the, Parties, and shall be subject to Article 6.

Assignment

11.3.. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable in part or in whole by any Party without the prior written consent of the other Party; provided, however, that, subject to the payment obligations of Section 4.2, either Party may assign or transfer its rights and obligations under this Agreement, without such consent, to an affiliate or a purchaser of all or substantially all of the assigning Party’s stock or assets to which this Agreement relates.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.  Any assignment not made in accordance with this Section 11.2 shall be null and void.

11.3. Notice

. All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, facsimile transmission with electronic confirmation of transmission, delivery by internationally-or nationally-recognized courier service, or seven (7) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses or facsimile numbers of the respective Parties or such other address or facsimile number as given by proper notice under this Section 11.3:

Maugeri:Istituti Clinici Scientifici Maugeri S.p.A. SB

Address:Via Salvatore Maugeri, 4-27100,

Pavia,

Italy

Attention:Direttore Generale

With a copy to:

Audentes:Audentes Therapeutics, Inc.

Address:600 California Street, 17th Floor

San Francisco, CA 94108

USA

Attention:Chief Operating Officer

With a copy to: Audentes Therapeutics, Inc.,

600 California Street, 17th Floor,

San Francisco,

CA 94108,

USA

Attention:  VP Corporate Development

Captions and Headings; Construction

.  The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.  This Agreement has been negotiated by the Parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against any Party.  This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against the other Party by reason of the fact that it was drafted by one particular Party.

Entire Agreement; Waiver; Full Force and Effect

.  This Agreement (and its Exhibit), together with the Sponsored Research Agreement, sets forth the complete, final and exclusive agreement between the Parties and supersedes all prior and contemporaneous agreements and understandings between the Parties related to the subject matter addressed herein, (including the letter of intent dated February 19,

2016 between Audentes and Maugeri’s predecessor in interest, FSM).  No amendment to, or waiver of right under, this Agreement shall be effective unless in writing signed by authorized representatives of the Parties.  If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision shall be reformed to most nearly approximate the Parties’ original intent, but otherwise this Agreement shall continue in full force and effect.  For clarity, it is understood that this Agreement supersedes and replaces the Original Agreement in its entirety with effect from the Effective Date.  In case of inconsistencies between this Agreement and the Sponsored Research Agreement, this Agreement shall govern. All references to the Original Agreement in any other agreement or other document shall, on or after the Effective Date, be deemed to refer to this Agreement.

Independent Contractor

.  Audentes’ relationship with Maugeri shall be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship.  Audentes is not the agent of Maugeri and is not authorized to make any representation, contract, or commitment on behalf of Maugeri.

Counterparts

.  This Agreement may be executed in counterparts (including by facsimile and PDF), each of which, when so executed and delivered, shall be deemed an original, and all of which counterparts, taken together, shall be deemed an original.

Further Actions

.  Each Party agrees to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.  Each Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party, after making reasonable inquiry of the appointing Party, does not obtain them from such appointing Party.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Istituti Clinici Scientifici Maugeri S.p.A. SB Audentes Therapeutics, Inc.

  /s/ Paolo Migliavacca  /s/ Matthew R. Patterson

Name: Paolo MigliavaccaName: Matthew R. Patterson

Title:   Direttore GeneraleTitle:   President & Chief Executive Officer

Date:   Date:   May 4, 2017

Exhibit A
Maugeri Existing IP

[*]

*Confidential Treatment Requested.